UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2024

COSTAR GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 L Street, NW, Washington, DC	20005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 346-6500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.01 par value)	CSGP	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 24, 2024 (the “Closing Date”), CoStar Group, Inc. (the “Company”) entered into a Credit Agreement (the “New Credit Agreement”), by and among the Company, as borrower, the several lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent (the “Administrative Agent”). The New Credit Agreement replaces the Company’s existing Second Amended and Restated Credit Agreement, dated as of July 1, 2020, by and among the Company, as borrower, CoStar Realty Information, Inc., as co-borrower, the several lenders from time to time party thereto, and Bank of America, N.A., as administrative agent. The Company has ordinary course banking relationships with the Lenders and the Administrative Agent.

The New Credit Agreement provides for revolving loans in an aggregate principal amount of $1.1 billion, with a letter of credit sublimit of $20 million. Borrowings will bear interest at a floating rate, which can be, at the Company’s option, either (a) an alternate base rate plus an applicable rate ranging from 0.125% to 0.750% or (b) a Term SOFR, SONIA or EURIBOR rate for the specified interest period plus an applicable rate ranging from 1.125% to 1.750%, in each case depending on the Company’s Debt Rating (as defined in the New Credit Agreement). The New Credit Agreement is scheduled to mature five years after the Closing Date.

The New Credit Agreement contains customary affirmative covenants for transactions of this type, including, among others, the provision of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain material events, preservation of existence, maintenance of properties, and compliance with laws, including environmental laws, subject to certain exceptions. The New Credit Agreement contains customary negative covenants, including, among others, restrictions on the ability of the Company and its subsidiaries to merge and consolidate with other companies, restrictions on the ability of certain subsidiaries to incur indebtedness, and restrictions on the ability of the Company and certain subsidiaries to grant liens or security interests on assets, subject to certain exceptions. The New Credit Agreement contains a financial maintenance covenant that requires the Company to maintain a Total Leverage Ratio (as defined in the New Credit Agreement) of less than or equal to 4.50 to 1.00, tested at the end of each fiscal quarter. The New Credit Agreement also provides for a number of customary events of default, including, among others: payment defaults to the Lenders, voluntary and involuntary bankruptcy proceedings, covenant defaults, material inaccuracies of representations and warranties, cross-acceleration to other material indebtedness, certain change of control events, and material money judgments and other customary events of default. The occurrence of an event of default could result in the acceleration of obligations and the termination of lending commitments under the New Credit Agreement.

The foregoing summary of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the New Credit Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Credit Agreement, dated as of May 24, 2024, by and among CoStar Group, Inc., as borrower, the lenders party thereto and Bank of America, N.A., as administrative agent.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

* Schedules and exhibits (or similar attachments) have been omitted from this exhibit pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish copies of any such schedules (or similar attachments) to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

Date: May 31, 2024	By:	/s/ Scott T. Wheeler
	Name:	Scott T. Wheeler
	Title:	Chief Financial Officer